Exhibit 10.1

[Execution Copy]

POLYMER GROUP, INC.

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT is entered into on April 8, 2008, between Polymer Group, Inc., a Delaware corporation (the “Company”), and Willis C. Moore, III (“Executive”).

WHEREAS, the Company and Executive are parties to a certain employment agreement entered into on March 24, 2006, as amended by Amendment No. 1 to Employment Agreement entered into on March 30, 2007 (the employment agreement, as so amended, is referred to herein as the “Employment Agreement”);

WHEREAS, the Company and Executive are parties to a certain change in control severance compensation agreement entered into on January 23, 2008 (the “Change in Control Agreement”);

WHEREAS, the Company and Executive wish to end the employment relationship.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     End of Employment.

(a)   The Company and Executive hereby agree that the employment of Executive with the Company and its Subsidiaries shall end on April 22, 2008 (the “Resignation Date”).  Executive also agrees that his service as an officer of the Company and its Subsidiaries shall end on the earlier of the appointment of a successor or April 22, 2008.  Executive shall take such actions reasonably requested by the Company in furtherance of the foregoing to evidence the end of such employment and such service as an officer.  Executive shall also provide such services as reasonably necessary to ensure a smooth and orderly transition for two weeks immediately following the date of this Agreement through and including the Resignation Date.

(b)   For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries, including without limitation those entities set forth on Annex I attached hereto.

2.     Compensation and Benefits.

(a)           Salary.  Executive shall be entitled to receive his base salary through the Resignation Date.  As payment of severance under this Agreement, Executive shall be entitled to receive his monthly base salary in an amount equal to $32,935.50 (the “Base Salary Payments”), until April 22, 2010 (the “Payment End Date”).  Executive shall not be entitled to receive any

Base Salary Payments for any period after the Payment End Date.  Such Base Salary Payments shall be made bi-weekly in accordance with the Company’s current payroll practices; provided that the first such payment shall be on October 23, 2008, and shall cover the six-month period between the date hereof and such first payment date.  Executive shall also be entitled to an additional payment for unused vacation days or unused paid time off days, which payment shall be made immediately following the Resignation Date.

(b)   Expenses.  The Company shall reimburse Executive for all reasonable business expenses incurred by him prior to the Resignation Date which were incurred in the course of performing his duties and responsibilities and which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c)   Bonus.  Executive shall also be entitled to receive his pro-rated target bonus for the Company’s current fiscal year, calculated by multiplying (x) a fraction, the numerator of which shall be the number of calendar days in fiscal 2008 from December 30, 2007, through the Resignation Date, and the denominator of which shall be 365, by (y) $197,613, which amount equals $61,720 (the “Pro-Rated Bonus Payment”, which together with the Base Salary Payments are referred to herein as the “Severance Payments”).  The Pro-Rated Bonus Payment shall be made on October 23, 2008.  Executive shall not be entitled to receive any other amounts that may have been due to him under the Employment Agreement or pursuant to any Company bonus plan in respect of a bonus for the current or any subsequent fiscal year.  The amounts payable under Sections 2(a) and 2(c) shall not be reduced by the amount of any compensation Executive receives with respect to any other employment through the Payment End Date.

(d)   Vested Restricted Stock and Vested Stock Options.  Executive shall be entitled to the vested portion of his restricted stock grants, totaling 21,020 shares (after reduction for shares withheld by the Company in payment of taxes on behalf of Executive), subject to the terms and conditions of the 2005 Restricted Stock Plan, and to the vested portion of the stock options grants totaling 55,000 stock options, subject to the terms and conditions of the 2003 Stock Option Plan; provided that the provisions of Section 2(c)(ii) of the Restricted Stock Grant concerning service and performance vested shares and Section 2(b) of the Restricted Stock Grant concerning immediately vested shares, and the provisions of Section 6(d)(iii) of the 2003 Stock Option Plan, in each case covering forfeitures on certain terminations, shall not apply to the shares and options referred to in this sentence; provided further, that Executive shall be free to sell his shares of restricted stock, and agrees to only exercise any stock options and sell the underlying shares of common stock, commencing on the earlier to occur of (x) July 21, 2008 and (y) the opening of the Company’s trading window, if any, applicable to all Company insiders following the filing of the Company’s Quarterly Report on Form 10-Q for the Company’s 2008 first fiscal quarter.  The Company agrees that any change that is generally made to any of the terms and conditions of the stock options issued under the 2003 Stock Option Plan or the shares issued upon exercise and that is applicable to all employee holders of such stock options or shares shall also be made available to the stock options or shares held by Executive.  All other grants of restricted stock and stock options are hereby forfeited and cancelled.  All shares of

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restricted stock previously withheld by the Company in satisfaction of amounts due for taxes resulting from the grant of shares of restricted stock shall remain with the Company.

(e)   Withholding.  All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

(f)    Insurance.  Until April 22, 2009, the Company shall, at its expense, pay both the employer and employee portion of the premiums for group medical, dental and hospitalization insurance at the level and with the coverage in effect for Executive and his dependants and beneficiaries immediately prior to the Resignation Date.  Executive shall only be responsible for the deductible or co-pay obligations under such insurance programs.  Executive shall also be entitled to receive the continuation of his group medical, dental and hospitalization insurance coverage as provided under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) beginning on April 22, 2009, and continuing until October 22, 2010, at his sole cost and expense.  The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder; provided, that any changes or amendments to such plans that are applicable to other employees of the Company covered by such plans shall also apply to Executive and his dependents and beneficiaries.  This subsection (f) shall not be interpreted so as to limit any benefits to which the Executive, his dependants or beneficiaries may otherwise be entitled under any of the Company’s employee benefit plans, programs or practices following the termination of employment of the Executive, including without limitation, any applicable retiree medical and life insurance benefits.  The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it or its Subsidiaries owes Executive hereunder.

3.     Confidential Information.

(a)           Obligation to Maintain Confidentiality.  Executive acknowledges that the continued success of the Company and its Subsidiaries, depends upon the use and protection of a large body of confidential and proprietary information.  All of such confidential and proprietary information existing prior hereto, now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.”  Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ current or potential business and (ii) is not generally or publicly known.  Confidential Information includes, without specific limitation, the information, observations and data obtained by him during the course of his employment by the Company and its Subsidiaries concerning the business and affairs of the Company and its Subsidiaries, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ business or industry of which Executive becomes aware during such employment, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s employment, as well as development, transition and transformation plans, methodologies and

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methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment.  Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order.  Executive agrees to deliver to the Company all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its Subsidiaries (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b)           Ownership of Intellectual Property.  Executive agrees to make prompt and full disclosure to the Company or its Subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s or its Subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or its Subsidiaries and for a period thereafter ending on April 22, 2010 (collectively, “Work Product”).  Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company or its Subsidiary. To the extent that any Work Product is not deemed to be a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such Subsidiary all right, title and interest, including without limitation, the intellectual property rights that Executive may have in and to such Work Product.  Executive shall promptly perform all actions reasonably requested by the Board to establish and confirm the Company’s or such Subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).

(c)           Third Party Information. Executive understands that the Company and its Subsidiaries have received from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Without in any way limiting the provisions of Section 3(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or such Subsidiaries) or use, such Third Party Information unless expressly authorized by a member of the Board in writing.

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4.     Non-Compete, Non-Solicitation.

(a)           In further consideration of the compensation to be paid to Executive hereunder, including the Severance Payments, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries he became familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its predecessors and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, from the date of this Agreement until April 22, 2010 (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or were in process during his employment by the Company and its Subsidiaries, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses.  Nothing herein shall prohibit Executive from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation or (ii) from owning an interest in, managing, controlling, participating in, consulting with, or rendering services for a company in the textile and apparel industry so long as the company does not manufacture, market, or sell nonwoven products.  In the event Executive is approached by a third party that is not a competitor of the Company and asked to advise such third party with respect to a potential acquisition of the Company, Executive may request the consent of the Company to act in such capacity and the Company will consider such request in good faith.

(b)           During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during his employment by the Company and its Subsidiaries or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).

(c)           If, at the time of enforcement of this paragraph 4, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d)           In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 4, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to

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specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of an alleged breach or violation by Executive of this paragraph 4, the Noncompete Period shall be tolled until such breach or violation has been duly cured.  Executive acknowledges that the restrictions contained in paragraph 4 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

5.     Release.  Executive shall execute the general release dated as of the date hereof (the “Release”) attached as Exhibit A hereto.  Without otherwise limiting the Company’s rights and subject to and in further consideration of Executive’s obligations under the terms of this Agreement, the Company agrees that it will not, except to the extent required by law, require Executive to repay or otherwise seek recovery from Executive of any salary or bonus amounts paid to, or vested restricted stock or vested stock options granted to, Executive by the Company during Executive’s employment with the Company.

6.     Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7.     Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Willis C. Moore, III
2024 Beverly Drive
Charlotte, N.C.  28207

Notices to the Company:

Polymer Group, Inc.
9335 Harris Corners Parkway, Suite 300
Charlotte, NC  28269
Attn:  General Counsel

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With a copy to:

H. Kurt von Moltke, P.C.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL  60601

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

8.     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.     Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith, including the Release referred to in Section 5, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.   Termination of Employment Agreement; Termination of Change in Control Agreement.  The Company and Executive hereby agree to terminate, in their entirety, the Employment Agreement and the Change in Control Agreement, without any obligation on the part of the Company or Executive under either such agreement for any event or transaction occurring prior to or following the termination of such agreement.

11.   No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.   Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13.   Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

14.   Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without

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giving effect to any choice of law or conflict of law rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

15.   Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

16.   Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).  In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes.

17.   Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

18.   Executive’s Cooperation.  Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments) and any request by Executive for indemnification by the Company shall be subject to such cooperation from Executive.  In the event the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts); provided, that in the event Executive is required to spend more than 40 hours in any one-year period assisting the Company under this paragraph on any investigation or administrative, regulatory or judicial proceeding that involves or arises out of matters or actions that are substantially unrelated to any conduct of Executive during his employment with the Company, as opposed to the mere fact that he was the Chief Financial Officer of the Company during such time period, the Company shall

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reimburse Executive for his time in excess of 40 hours at the rate of $350.00 per hour.  Executive also agrees not to initiate contact with, or provide any information to, any third party in respect of any matter involving the Company.  Executive shall also make himself available for an exit interview, and shall provide true and complete answers to all questions in such interview.

19.   Arbitration.  Except with respect to disputes or claims under paragraphs 3 and 4 hereof (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit B hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its Subsidiaries (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement.  The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties.  Nothing in this paragraph shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit B hereto).  Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or North Carolina state court of competent jurisdiction sitting in Mecklenburg County, North Carolina, and agrees that such court shall be the exclusive forum with respect to disputes and claims under paragraphs 3 and 4 and for the enforcement of any Final Determination, and irrevocably and unconditionally waives (i) any objection to the laying of venue of any such action, suit or proceeding in such court or (ii) any argument, claim, defense or allegation that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.  Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.

20.   Section and Headings.  The division of this Agreement into sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references to sections and clauses are to sections and clauses of this Agreement.

21.   Number.  In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

22.   Independent Advice.  The Company and the Executive acknowledge and agree that they have each obtained independent legal advice in connection with this Agreement and they further acknowledge and agree that they have read, understand and agree with all of the terms hereof and that they are executing this Agreement voluntarily and in good faith.

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23.   Copy of Agreement.  The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

24.   Currency.  All dollar amounts set forth or referred to in this Agreement refer to U.S. currency.

25.   Effectiveness.  Once this Agreement has been duly executed and delivered by each party hereto, all of the provisions shall become effective.

    *    *    *    *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Polymer Group, Inc.

By:	/s/ Veronica M. Hagen

Its:	Chief Executive Officer

/s/ Willis C. Moore, III
Willis C. Moore, III

Exhibit A

GENERAL RELEASE

I, Willis C. Moore, III, in consideration of and subject to the performance by Polymer Group, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Separation Agreement, entered into on April 8, 2008, (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.

I understand that any payments or benefits paid or granted to me under paragraph 2 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 2 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.

Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place from the beginning of time through the date this General Release becomes effective and enforceable and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of, are connected with, or occurred during my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; the South Carolina Human Affairs Law, S.C. Code sections 1-13-10 et seq.; S.C. Code sections 41-10-10 et seq., the retaliatory employment discrimination provision of North Carolina law or under any other federal, state or local civil or human rights law, including the Sarbanes-Oxley Act of 2002, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of the Claims or any other right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.

I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended, which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967, as amended).

5.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.

I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.

I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding truthfully to any valid inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity.

10.

I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments; and any request by me for indemnification by the Company shall be subject to such cooperation by me. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts; provided, that in the event Executive is required to spend more than 40 hours in any one-year period assisting the Company under this paragraph on any investigation or administrative, regulatory or judicial proceeding that involves or arises out of matters or actions that are substantially unrelated to any conduct of Executive during his employment with the Company, as opposed to the mere fact that he was the Chief Financial Officer of the Company during such time period, the Company shall reimburse Executive for his time in excess of 40 hours at the rate of $350.00 per hour.

11.

I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.

Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)

I HAVE BEEN GIVEN THE OPPORTUNITY FOR AT LEAST 45 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON APRIL 8, 2008 TO CONSIDER IT AND THE CHANGES MADE SINCE THE APRIL 8, 2008 VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 45-DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE APRIL 8, 2008 EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:	APRIL 8, 2008	/s/ Willis C. Moore, III

Exhibit B

ARBITRATION PROCEDURE

1.             Notice of Claim.  A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting a meeting to resolve same.  The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting.  If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a notice of arbitration which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”).  Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise.  Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of Claim.  Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such Claim accrues.

2.             Selection of Arbitrator.  Within 20 business days after receipt of the Notice of Arbitration, the Executive and a duly authorized representative of the Company shall confer, whether in person, by telephone or in writing, and attempt to agree on an arbitrator to hear and decide the Claim.  If the Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the “AAA”) in Charlotte, North Carolina to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute.  If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, the Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.

26.   Arbitration Procedure.  The following procedures shall govern the conduct of any arbitration under this section.  All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator.  Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

(a)           Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration.  All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration.  There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

(a)   All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties.  Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

(b)   Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

(c)   Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents.  If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days of receipt of the Claimant’s submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.

(d)   Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.

(e)   Within 10 days after the last submission as provided above, the arbitrator shall confer with the parties to select the date of the hearing on the issues raised by the Claim.  Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed.  Both parties shall be granted substantially equal time to present evidence at the hearing.  The hearing shall not exceed one business day, except for good cause shown.

(f)    Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”).  The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

(g)   The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided under the Federal Arbitration Act, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.

27.   Costs of Arbitration.  Each party shall bear its own costs of conducting the arbitration, and administrative fees shall be shared equally among the parties.

28.   Satisfaction of Award.  If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination,

the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws.  In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys’ fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.

29.   Confidentiality of Proceedings.  The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

ANNEX I

SUBSIDIARIES

Albuma S.A.S.

Bonlam Andina Ltd.

Bonlam Holdings BV

Bonlam S.A. de C.V.

Chicopee Asia Limited

Chicopee Holdings B.V.

Chicopee Holdings CV

Chicopee, Inc.

Dominion Nonwovens Sudamerica, S.A.

Dominion Textile (USA) L.L.C.

Dominion Textile Mauritius Inc.

Dominion Textile, Inc.

DT Acquisition Inc.

FabPro Oriented Polymers, L.L.C.

Fabrene, L.L.C.

Fabrene, Inc.

Geca Tapes B.V.

Geca-Tapes PTE LTD

Nanhai Nanxin Non-Wovens Co. Ltd.

Nordlys SAS

PGI Europe, Inc.

PGI Holdings BV

PGI Neunkirchen GmbH

PGI Nonwoven (Foshan) Co. Ltd.

PGI Nonwoven Ltd.

PGI Nonwovens (China) Co. Ltd.

PGI Nonwovens A.B.

PGI Nonwovens BV

PGI Nonwovens Mauritius Ltd.

PGI Polymer, Inc.

Pristine Brands Corporation